Exhibit 99.1

Inergy Acquires Liberty Propane and

Agrees to Acquire MGS Corporation

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Combinations Create the 4th Largest Propane Retailer in the United States

Kansas City, MO (January 4, 2010) – Inergy, L.P. (Nasdaq:NRGY) announced today that its wholly-owned subsidiary, Inergy Propane, LLC (the “Company”) has purchased all of the partnership interests in Liberty Propane, L.P. (“Liberty”) for approximately $223 million, including an estimated assumed tax liability.

Also, in a separate transaction, the Company signed a definitive agreement to acquire the propane assets of MGS Corporation (“MGS”), based in New Jersey. The MGS acquisition is subject to certain closing conditions and Inergy anticipates closing the transaction by mid-January.

With these acquisitions, Inergy will become the 4th largest retail propane operator in the United States, serving nearly 800,000 customers in 32 states. Inergy plans to hold a management conference call and webcast in mid-January to discuss these transactions and its business outlook for fiscal 2010 and beyond. The dial in number and webcast information will be provided in advance of the conference call and webcast. Both transactions are expected to be immediately accretive to Inergy unitholders on a distributable cash flow per unit basis.

“We are excited to bring together Inergy and these two high-quality propane businesses,” said John Sherman, President and CEO of Inergy. “These transactions represent an attractive strategic opportunity for Inergy. We are greatly expanding our presence in our core Northeast and Mid-Atlantic market areas, as well as establishing a quality new footprint in the attractive western U.S. propane market. These additions enhance Inergy’s operating platform and further positions us to deliver long-term growth in cash earnings to our unitholders.”

Liberty is currently the 9th largest propane retailer in the United States with approximately 300 employees serving nearly 100,000 customers from 38 customer service centers in the Northeast, Mid-Atlantic, and Western United States. Liberty was formed in July 2003 by Sterling Partners and management. “Much of what has made Liberty Propane a successful propane company is the employees’ commitment to customers and their entrepreneurial spirit. We are extremely excited about welcoming this high-quality, dedicated workforce to the Inergy team,” said Sherman.

“Inergy is an outstanding company for which I have great respect. I’ve known their senior management team for a number of years,” said Kent Misemer, President and CEO of Liberty. “Inergy is a demonstrated leader in the propane sector, and I believe they are the absolute best fit for Liberty’s customers and employees.”

MGS, headquartered in Hackensack, NJ, delivers propane to approximately 6,000 customers in New Jersey, New York, Pennsylvania, and Delaware from 5 customer service centers and ranks among the top 30 retail propane companies in the United States.

The transactions represent Inergy’s 85th and 86th acquisitions since its founding in 1996, and Inergy intends to operate the assets under existing trade names. Inergy intends to permanently finance the transactions with a combination of equity and debt in line with its long-term capital structure objectives.

About Inergy, L.P. and Inergy Holdings, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 800,000 retail customers from over 300 customer service centers throughout the United States. Inergy also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

About Sterling Partners

Sterling Partners is a leading private equity firm with over 25 years of experience partnering with entrepreneurs to build market-leading businesses and generate superior returns. With approximately $4 billion of assets under management, Sterling invests growth capital in industries with positive, long-term trends and provides ongoing support to management through a dedicated team of industry veterans, operators, strategy experts and human capital professionals. Sterling Partners is a leader in business services, education and healthcare and is co-headquartered in Chicago and Baltimore, with additional offices in Mexico City and Delhi. For more information, please visit www.sterlingpartners.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the acquisitions will be immediately accretive on a distributable cash flow per unit basis and that the MGS acquisition is expected to close in mid-January. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the demand for high deliverability natural gas storage capacity in the Northeast, the general level of petroleum product demand and the availability of supplies, our ability to successfully implement our midstream business plan, whether necessary regulatory approvals will be obtained, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s web site, www.InergyLP.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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